Exhibit 99.1

S.Y. Bancorp Reports Solid First Quarter Earnings

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 22, 2009--S.Y. Bancorp, Inc. (NASDAQ:SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville metropolitan area, Indianapolis and Cincinnati, today reported financial results for the first quarter ended March 31, 2009. Now more than one year into the current recession, S.Y. Bancorp's earnings remained strong, reflecting a solid quarter-over-quarter performance in its business with a 7% increase in the Company's loan portfolio and a 12% increase in its deposit base for the year. This growth, bolstered by a continuation of sound credit quality trends, helped offset the impact of falling interest rates on the Company's net interest margin as well as declining stock market values on its trust department income. A summary of results for the first quarter follows:

Quarter Ended March 31,	2009	2008	Change
Net income	$4,737,000	$5,038,000	-6%
Net income per share, diluted	$0.35	$0.37	-5
Return on average equity	13.15%	15.36%
Return on average assets	1.18%	1.38%

Commenting on the Company's progress, David Heintzman, Chairman and Chief Executive Officer, said, "In the midst of an uncertain economy, unprecedented turmoil within the banking industry and ongoing pressures on businesses of all kinds, we are proud to announce that our company's earnings per share remained at a strong level in the first quarter of 2009, down slightly from the year-earlier quarter. This accomplishment, which sets us apart from many banks that now report significant credit quality problems, declining income and reduced cash dividends, reflects the success of our conservative approach to expanding our market reach, our commercial-lending focus, our cautious credit philosophy, and our careful control of expenses. The Company's first quarter performance also reflected ongoing stability in our home market of Louisville, as well as the contribution from expansion to Indianapolis and Cincinnati. Even though our newer locations in both of these additional markets continue to ramp up to profitability and, thus, still cause some drag on earnings, Indianapolis and Cincinnati accounted for approximately 40% of total loan growth over the past year."

S.Y. Bancorp's total assets increased 7% over the past year to $1.631 billion at March 31, 2009, from $1.517 billion at March 31, 2008, and were up slightly from $1.629 billion at year-end 2008. The year-over-year change in total assets was driven by strong growth in the Company's loan portfolio, which rose 7% to $1.376 billion at March 31, 2009, from $1.290 billion at March 31, 2008, and $1.350 billion at December 31, 2008. Deposits increased 12% to $1.286 billion at March 31, 2009, compared with $1.148 billion a year ago and $1.271 billion at December 31, 2008. Stockholders' equity increased 12% to $146.9 million at March 31, 2009, from $131.5 million in the year-earlier period and $144.5 million at December 31, 2008.

As previously announced, the Company declined to participate in federal TARP funding because its capital levels were and remain significantly ahead of what is required to be considered "well-capitalized" under regulatory standards – the highest capital rating a financial institution can earn. Reflecting both historical capital strength as well as a successful offering of trust preferred securities in December 2008, the Company's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio at March 31, 2009, were 10.75%, 12.07% and 13.89%, respectively, all exceeding the required minimums of 5%, 6% and 10%, respectively, to be deemed a well-capitalized institution. Tangible common equity at March 31, 2009, stood at 8.92% of total assets, up from 8.80% at December 31, 2008, and 8.61% at March 31, 2008.

Concluding, Heintzman said, "Although we are pleased with our progress in the first quarter, demonstrating the fundamental strength and diversity of our business and markets as well as the soundness of our growth strategies, we know the balance of 2009 remains challenging and uncertain. Because of our conservative credit culture, as underscored by our low levels of non-performing loans and charge-offs, we have avoided many of the problems that have affected other banks during this economic downturn, and even though we confront tough conditions in our home market, it has remained resilient. However, as the recession goes on, if real estate values fail to stabilize and the stock market remains at depressed levels, the personal wealth of many of our borrowers and guarantors, which traditionally has represented an additional source of security for many loans, may continue to erode. So long as these conditions prevail, it is unrealistic to expect that our credit quality will not be affected to a greater extent and, therefore, we expect our provision for loan losses will remain at high levels – or possibly even increase further – over at least the near term. Also, because of recent and significant rate reductions by the Federal Reserve, ongoing heavy competition for deposits used to fund loan growth, and the impact of our newly issued trust preferred securities, we anticipate that net interest margin will decline further in 2009. Considering these challenges, we continue to expect that earnings will remain under pressure in the coming year, but even so, we believe that S.Y. Bancorp will maintain a solid, industry-leading performance in the face of strong economic headwinds."

Driven by loan growth, net interest income – the Company's largest source of revenue – increased $847,000 or 6% in the first quarter of 2009 compared with the year-earlier period. Because of a declining interest rate environment over the past year and the December 2008 issuance of the trust preferred securities, net interest margin for the first quarter of 2009 fell 15 basis points year over year to 3.80% from 3.95% in the first quarter of 2008.

The ratio of non-performing loans to total loans for the first quarter of 2009 increased to 0.43% from 0.36% in the first quarter of 2008 and, on a linked-quarter basis, rose from 0.35% in the fourth quarter of 2008. The current level of non-performing loans to total loans was two basis points below the average for the past five years. Trends in net charge-offs also continue to underscore the relative strength of the Company's loan quality, as net charge-offs totaled $798,000 or 0.06% of average loans in the first quarter of 2009 compared with $578,000 or 0.05% of average loans in the year-earlier quarter and $354,000 or 0.03% of average loans in the fourth quarter of 2008. Due to continued weakness in the economy and ongoing uncertainty surrounding the eventual breadth, depth and duration of the current recession, the Company will maintain a conservative stance on credit quality in the near future.

Management considers the volatility and disruption experienced in credit markets over the past year and the effect of those factors on the Company's loan portfolio in determining the provision and allowance for loan losses, along with the stress placed on borrowers by deteriorating economic conditions and declining collateral values. Because of these risks, and in spite of ongoing solid credit quality to date, the Company increased its loan loss provision for the first quarter of 2009 to $1,625,000 from $1,225,000 in the year-earlier period. The Company's allowance for loan losses was 1.18% of total loans at March 31, 2009, up from 1.09% at March 31, 2008, and 1.14% at December 31, 2008.

Because of the quality of its loan portfolio and the low level of non-performing assets, the Company thus far has been able to approach asset sales in an orderly fashion to minimize losses. Should market conditions worsen and non-performing loans increase, this flexibility may be reduced, and management may decide to charge off problem loans more rapidly, increasing exposure to larger losses.

Non-interest income declined $860,000 or 12% in the first quarter compared with the same quarter last year. Ongoing weakness in the stock market continued to have a significant impact on income from investment management and trust services, which constitutes the single largest component of non-interest income and is inherently linked to securities market performance. This, along with a reduction in non-recurring estate fees, caused investment management and trust services to decline $608,000 or 19% in the first quarter. Still, assets under management totaled $1.304 billion at March 31, 2009, which continued to rank Stock Yards Trust Department among the top 100 trust departments in the nation. In addition, service charges on deposit accounts were down $181,000 or 9% in the first quarter. These declines were partially offset by increased gains on sales of mortgage loans, which rose $150,000 or 48% for the quarter, reflecting growth in the Company's mortgage operations.

Non-interest expense increased $255,000 or 2% in the first quarter of 2009 versus the same period last year primarily as a result of increases of $248,000 or 143% in FDIC insurance, reflecting an increase in regular assessment rates, $145,000 or 2% in salaries and employee benefits expense, $54,000 or 7% in data processing expense, and $48,000 or 14% in state bank taxes. These increases were partially offset by a decline of $255,000 or 11% in other non-interest expense due primarily to an improvement in the value of mortgage servicing rights and a related reduction in the valuation allowance for these rights. Management noted that the FDIC has proposed a 20-basis-point special assessment effective on June 30, 2009, which, if implemented, would add an estimated $2,400,000 to the Company's 2009 FDIC insurance expense. The Company's first quarter 2009 financial results do not reflect any accrual for this proposed assessment. The Company's first quarter efficiency ratio was 58.54% compared with 57.33% in the first quarter of 2008 and 60.58% in the fourth quarter of 2008.

In February 2009, S.Y. Bancorp's Board of Directors maintained the regular quarterly cash dividend of $0.17 per share, which was distributed on April 1, 2009, to shareholders of record as of March 16, 2009.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.631 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. The trust preferred securities of S.Y. Bancorp Capital Trust II also trade on the NASDAQ Global Select Market under the symbol SYBTP.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its banking subsidiary operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

S. Y. Bancorp, Inc. Financial Information
First Quarter 2009 Earnings Release
(In thousands unless otherwise noted)

	First Quarter Ended
	March 31,
	2009	2008
Income Statement Data
Net interest income, fully tax equivalent (1)	$14,371	$13,508
Interest income
Loans	$18,743	$20,332
Federal funds sold	3	55
Mortgage loans held for sale	76	61
Securities	1,695	1,430
Total interest income	20,517	21,878
Interest expense
Deposits	4,673	7,026
Securities sold under agreements to repurchase and federal funds purchased
	81	454
Other short-term borrowings	-	110
Federal Home Loan Bank advances	780	1,026
Subordinated debentures	875	1
Total interest expense	6,409	8,617
Net interest income	14,108	13,261
Provision for loan losses	1,625	1,225
Net interest income after provision for loan losses	12,483	12,036
Non-interest income
Investment management and trust income	2,671	3,279
Service charges on deposit accounts	1,811	1,992
Bankcard transaction revenue	659	621
Gains on sales of mortgage loans held for sale	464	314
Brokerage commissions and fees	385	441
Bank owned life insurance	243	252
Other non-interest income	293	487
Total non-interest income	6,526	7,386
Non-interest expense
Salaries and employee benefits expense	7,325	7,180
Net occupancy expense	1,008	1,009
Data processing expense	806	752
Furniture and equipment expense	292	276
State bank taxes	388	340
FDIC insurance expense	422	174
Other non-interest expenses	1,993	2,248
Total non-interest expense	12,234	11,979
Net income before income tax expense	6,775	7,443
Income tax expense	2,038	2,405
Net income	$4,737	$5,038

Weighted average shares - basic	13,500	13,452
Weighted average shares - diluted	13,637	13,610

Basic earnings per share	$0.35	$0.37
Diluted earnings per share	0.35	0.37
Cash dividend declared per share	0.17	0.17

Balance Sheet Data (at period end)
Total loans	$1,376,225	$1,289,913
Allowance for loan losses	16,208	14,097
Total assets	1,630,724	1,517,258
Non-interest bearing deposits	190,080	175,028
Interest bearing deposits	1,095,954	972,980
Federal home loan bank advances	70,460	90,000
Subordinated debentures	40,930	60
Stockholders' equity	146,931	131,547
Total shares outstanding	13,541	13,406
Book value per share	10.85	9.81
Market value per share	24.30	23.24

S. Y. Bancorp, Inc. Financial Information
First Quarter 2009 Earnings Release

	First Quarter Ended
	March 31,
	2009	2008
Average Balance Sheet Data
Average federal funds sold	$3,607	$6,298
Average investment securities	160,955	128,009
Average loans	1,361,389	1,235,185
Average earning assets	1,532,070	1,374,293
Average assets	1,627,538	1,470,153
Average interest bearing deposits	1,080,163	953,300
Average total deposits	1,263,769	1,117,873
Average federal funds purchased and securities sold under agreement to repurchase
	69,387	83,620
Average short-term borrowings	1,036	13,400
Average long-term debt	111,003	90,062
Average interest bearing liabilities	1,261,589	1,140,382
Average stockholders' equity	146,132	131,901

Performance Ratios
Annualized return on average assets	1.18%	1.38%
Annualized return on average equity	13.15%	15.36%
Net interest margin, fully tax equivalent	3.80%	3.95%
Non-interest income to total revenue, fully tax equivalent
	31.23%	35.35%
Efficiency ratio	58.54%	57.33%

Capital Ratios
Average stockholders' equity to average assets	8.98%	8.97%
Tier 1 risk-based capital	12.07%	9.23%
Total risk-based capital	13.89%	10.23%
Leverage	10.75%	8.85%

Loans by Type
Commercial and industrial	$364,004	$332,144
Construction and development	172,759	174,604
Real estate mortgage - commercial investment	253,213	252,706
Real estate mortgage - owner occupied commercial	246,196	202,714
Real estate mortgage - 1-4 family residential	154,986	148,324
Home equity - first lien	35,014
Home equity - junior lien	119,791
Home equity (2)		136,064
Consumer	30,262	43,357

Asset Quality Data
Allowance for loan losses to total loans	1.18%	1.09%
Allowance for loan losses to average loans	1.19%	1.14%
Allowance for loan losses to non-performing loans	277.01%	307.19%
Nonaccrual loans	$4,539	$4,034
Restructured loans	-	-
Loans - 90 days past due & still accruing	1,312	555
Total non-performing loans	5,851	4,589
OREO and repossessed assets	1,678	3,715
Total non-performing assets	7,529	8,304
Non-performing loans to total loans	0.43%	0.36%
Non-performing assets to total assets	0.46%	0.55%
Net charge-offs to average loans (3)	0.06%	0.05%
Net charge-offs	$798	$578

Other Information
Total assets under management (in millions)	$1,304	$1,549
Full-time equivalent employees	460	460

S. Y. Bancorp, Inc. Financial Information
First Quarter 2009 Earnings Release

	Five Quarter Comparison
	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Income Statement Data
Net interest income, fully tax equivalent (1)	$14,371	$14,981	$14,722	$14,662	$13,508
Net interest income	$14,108	$14,717	$14,465	$14,415	$13,261
Provision for loan losses	1,625	950	900	975	1,225
Net interest income after provision for loan losses	12,483	13,767	13,565	13,440	12,036
Investment management and trust income	2,671	2,803	2,885	3,236	3,279
Service charges on deposit accounts	1,811	2,045	2,196	2,117	1,992
Bankcard transaction revenue	659	671	662	691	621
Gains on sales of mortgage loans held for sale	464	254	366	319	314
Gain (loss) on the sale of securities	-	-	(607)	-	-
Brokerage commissions and fees	385	499	413	444	441
Bank owned life insurance	243	247	263	258	252
Other non-interest income	293	110	580	561	487
Total non-interest income	6,526	6,629	6,758	7,626	7,386
Salaries and employee benefits expense	7,325	6,565	6,966	7,331	7,180
Net occupancy expense	1,008	1,081	1,121	1,036	1,009
Data processing expense	806	838	840	896	752
Furniture and equipment expense	292	275	290	276	276
State bank taxes	388	340	340	314	340
FDIC Insurance expense	422	182	176	90	174
Other non-interest expenses	1,993	3,810	2,371	2,358	2,248
Total non-interest expense	12,234	13,091	12,104	12,301	11,979
Net income before income tax expense	6,775	7,305	8,219	8,765	7,443
Income tax expense	2,038	2,239	2,776	2,636	2,405
Net income	$4,737	$5,066	$5,443	$6,129	$5,038

Weighted average shares - basic	13,500	13,463	13,435	13,409	13,452
Weighted average shares - diluted	13,637	13,675	13,652	13,584	13,610

Basic earnings per share	$0.35	$0.38	$0.41	$0.46	$0.37
Diluted earnings per share	0.35	0.37	0.40	0.45	0.37
Cash dividend declared per share	0.17	0.17	0.17	0.17	0.17

Balance Sheet Data (at period end)
Total loans	$1,376,225	$1,349,637	$1,316,661	$1,320,509	$1,289,913
Allowance for loan losses	16,208	15,381	14,785	14,456	14,097
Total assets	1,630,724	1,628,763	1,653,456	1,596,320	1,517,258
Non-interest bearing deposits	190,080	182,778	184,647	182,580	175,028
Interest bearing deposits	1,095,954	1,088,147	1,081,319	1,080,752	972,980
Federal home loan bank advances	70,460	70,000	90,000	90,000	90,000
Subordinated debentures	40,930	40,960	10,060	60	60
Stockholders' equity	146,931	144,500	138,910	134,848	131,547
Total shares outstanding	13,541	13,474	13,457	13,424	13,406
Book value per share	10.85	10.72	10.32	10.05	9.81
Market value per share	24.30	27.50	30.62	21.36	23.24

S. Y. Bancorp, Inc. Financial Information
First Quarter 2009 Earnings Release

	Five Quarter Comparison
	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Average Balance Sheet Data
Average loans	$1,361,389	$1,323,434	$1,315,401	$1,308,304	$1,235,185
Average assets	1,627,538	1,616,476	1,647,361	1,536,473	1,470,153
Average earning assets	1,532,070	1,520,146	1,552,961	1,443,187	1,374,293
Average total deposits	1,263,769	1,268,244	1,292,493	1,187,325	1,117,873
Average long-term debt	111,003	85,909	90,169	91,379	90,062
Average interest bearing liabilities	1,261,589	1,251,603	1,294,216	1,195,756	1,140,382
Average stockholders' equity	146,132	141,129	136,664	134,696	131,901

Performance Ratios
Annualized return on average assets	1.18%	1.25%	1.31%	1.60%	1.38%
Annualized return on average equity	13.15%	14.28%	15.84%	18.30%	15.36%
Net interest margin, fully tax equivalent	3.80%	3.92%	3.79%	4.07%	3.95%
Non-interest income to total revenue, fully tax equivalent
	31.23%	30.68%	31.46%	34.22%	35.35%
Efficiency ratio	58.54%	60.58%	56.35%	55.19%	57.33%

Capital Ratios
Average stockholders' equity to average assets	8.98%	8.73%	8.30%	8.77%	8.97%
Tier 1 risk-based capital	12.07%	12.11%	9.55%	9.26%	9.23%
Total risk-based capital	13.89%	13.90%	11.26%	10.26%	10.23%
Leverage	10.75%	10.62%	8.40%	8.74%	8.85%

Loans by Type
Commercial and industrial	$364,004	$348,174	$338,373	$331,475	$332,144
Construction and development	172,759	167,402	173,879	182,041	174,604
Real estate mortgage - commercial investment	253,213	248,308	245,917	250,007	252,706
Real estate mortgage - owner occupied commercial	246,196	249,164	223,226	222,134	202,714
Real estate mortgage - 1-4 family residential	154,986	160,322	156,818	154,661	148,324
Home equity - 1st lien	35,014	22,973	24,458
Home equity - junior lien	119,791	122,535	118,672
Home equity (2)				142,154	136,064
Consumer	30,262	30,759	35,318	38,037	43,357

Asset Quality Data
Allowance for loan losses to total loans	1.18%	1.14%	1.12%	1.09%	1.09%
Allowance for loan losses to average loans	1.19%	1.16%	1.12%	1.10%	1.14%
Allowance for loan losses to non-performing loans	277.01%	326.56%	375.25%	263.75%	307.19%
Nonaccrual loans	$4,539	$4,455	$3,880	$4,938	$4,034
Restructured loans	-	-	-	-	-
Loans - 90 days past due & still accruing	1,312	255	60	543	555
Total non-performing loans	5,851	4,710	3,940	5,481	4,589
OREO and repossessed assets	1,678	1,656	3,182	2,995	3,715
Total non-performing assets	7,529	6,366	7,122	8,476	8,304
Non-performing loans to total loans	0.43%	0.35%	0.30%	0.42%	0.36%
Non-performing assets to total assets	0.46%	0.39%	0.43%	0.53%	0.55%
Net charge-offs to average loans (3)	0.06%	0.03%	0.04%	0.05%	0.05%
Net charge-offs	$798	$354	$571	$616	$578

Other Information
Total assets under management (in millions)	$1,304	$1,347	$1,464	$1,536	$1,549
Full-time equivalent employees	460	464	459	457	460

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(2) - In September 2008, the Company changed its presentation for disclosing the types of loans in its portfolio to provide more detailed information. Home equity lines of credit were divided into two categories - first lien and junior lien; however, it was not feasible to obtain comparable amounts for these categories for prior periods.

(3) - Amounts not annualized

Certain prior-period amounts have been reclassified to conform with current presentation.

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President,
Treasurer and Chief Financial Officer